                                                                    Exhibit 21.1


                           Subsidiaries of Registrant

2 Quaker Road Corp., a New York corporation

265 Livingston Street Corp., a New Jersey corporation

Barrcip Inc., a Delaware corporation

Barr Pharmaceuticals, Inc., a New York corporation

Beta Merger Sub I, Inc., a Delaware corporation

BRL, Inc. d/b/a Barr Research, a Delaware corporation